Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Oriental Financial Group Inc.:
We consent to the incorporation by reference in this registration statement on Form S-3 of Oriental Financial Group Inc. (the Group) of our reports dated March 13, 2008, with respect to the consolidated statements of financial condition of Oriental Financial Group Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for the years ended December 31, 2007 and 2006 and the six month period ended December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Oriental Financial Group Inc.
Our report on the aforementioned consolidated financial statements refers to the Group’s changes in accounting for share-based payments in 2005 and evaluating prior year misstatements in 2006.
/s/ KPMG LLP
San Juan, Puerto Rico
November 14, 2008
Stamp No. 2316649 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report